Exhibit 99.1

Jack Cooper Enterprises, Inc. and Jack Cooper Holdings Corp. Announce Successful Completion of Exchange Transactions with 98.97% of All Notes Tendering

ATLANTA, June 30, 2017 — Jack Cooper Enterprises, Inc. (“JCEI”) and Jack Cooper Holdings Corp. (“JCHC” and, together with JCEI, the “Company”) today announced the successful completion of its previously announced exchange transactions (the “Exchange Transactions”) and the retirement of $429.2 million of the Company’s outstanding debt, including of $373.9 million of JCHC’s 9.25% Senior Secured Notes due 2020 (the “JCHC Notes”) and $55.3 million of JCEI’s 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “JCEI Notes” and, together with the JCHC Notes, the “Existing Notes”). In total, the Existing Notes tendered represent 98.97% of all Existing Notes eligible to participate in the Exchange Transactions.

Michael Riggs, the Company’s CEO, commented: “We are pleased to announce the results of the Exchange Transactions for the Existing Notes. The Exchange Transactions, coupled with the 2016 exchange transactions, will reduce the Company’s outstanding debt by over $300 million. In addition, the Exchange Transactions will decrease the Company’s annual interest expense by over $9.8 million, and the financing for the Exchange Transactions will effectively extend the maturity date of our old bond debt by an additional three years until 2023. This deleveraging event is a critical milestone in the Company’s efforts to create a healthy and sustainable balance sheet for all of our constituencies — including our lenders and investors, employees, unions, owners, and most importantly, our customers.”

Concurrently with the Offers (as defined below), the Company completed the issuance and sale of $227.5 million of a new series of 13.75% Senior Secured Notes due 2023 (the “New Secured Notes”). The proceeds from the offering of New Secured Notes were used to fund the cash portion of the Offers.

The Exchange Transactions included (i) an offer to exchange (the “Exchange Offer”) any and all of the JCHC Notes for (a) cash and (b) warrants issued by JCEI exercisable for shares of Class B common stock of JCEI and a related solicitation of consents (the “JCHC Consent Solicitation”) to amend the JCHC Notes and related indenture, release the collateral securing the JCHC Notes and consent to a general release and waiver of claims and (ii) an offer to purchase (the “Tender Offer” and, together with the Exchange Offer, the “Offers”) any and all of the outstanding JCEI Notes for cash and a related solicitation of consents (the “JCEI Consent Solicitation” and together with the JCHC Consent Solicitations, the “Consent Solicitations”) to amend the JCEI Notes and related indenture and to a general release and waiver of claims. Settlement of the Amended Offers occurred on June 30, 2017.

In connection with the Consent Solicitations, JCHC, the JCHC Notes guarantors and the JCHC Notes trustee entered into a supplemental indenture to the indenture governing the Existing JCHC Notes giving effect to the JCHC Notes Proposed Amendments and Collateral Release (as defined and the Offering Memorandum and Disclosure Statement), and JCEI and the JCEI Notes trustee entered into a supplemental indenture to the indenture governing the Existing JCEI Notes giving effect to the JCEI Notes Proposed Amendments (as defined and the Offering Memorandum and Disclosure Statement).

About the Company

The Company is a specialty transportation and other logistics provider and the largest over-the-road finished vehicle logistics company in North America. The Company provides premium asset-heavy and asset-light based solutions to the global new and previously-owned vehicle markets, specializing in finished vehicle transportation and other logistics services for major automotive original equipment manufacturers and for fleet ownership companies, remarketers, dealers and auctions. The Company is a certified Woman‑Owned Business Enterprise by the Woman’s Business Enterprise Council.